Exhibit 99.2

Sherman Black Remarks RIMG 4Q10 Conference Call

•	Good morning and thank you for taking the time to participate in our fourth quarter earnings conference call.

•	I will lead off by briefly reviewing our performance for this period and then discuss the progress that we have made during the past year with our recovery and transformation initiatives.

•	Then, Jim Stewart, our chief financial officer, will cover our fourth quarter operating results in some detail.

•	We will be pleased to take your questions at the conclusion of our remarks.

•	Regulation FD prohibits us from providing any forward-looking statements unless they are released simultaneously to the public.

•	It is important to understand that any forward-looking statements are subject to a number of risks that could affect our anticipated performance.

•	These risks are set forth in our filings with the Securities and Exchange Commission, which we urge you to review.

•	Before turning to a brief review of our fourth quarter, I would first like to discuss the capital allocation action that we announced in this morning’s release.

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At its February 23, 2011 meeting, Rimage’s board of directors initiated a quarterly cash dividend policy and authorized a dividend of $0.10 per diluted share, payable on April 15, 2011 to shareholders of record as of March 31, 2011.

•	Initiating a dividend at this level represents an expression of confidence in Rimage’s future as well as a means for generating shareholder value.

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Despite paying a dividend, our forecasts indicate that cash reserves going forward will be more than ample for supporting ongoing operations and business investments, including development of the virtual publishing solution discussed in this morning’s release.

•	All in all, we believe a dividend serves the best interests of our shareholders by providing them with a meaningful return, while allowing for continued investments in Rimage’s future.

•	Turning now to a brief discussion of our fourth quarter, we are very pleased with Rimage’s overall performance.

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Sales rose 9% from the year-earlier quarter to $24.7 million, with the increase fueled by $3.7 million of retail shipments of disc publishing hardware under a previously-announced retail supply agreement.

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Operating income of $4.0 million was up 37% from $2.9 million in the fourth quarter of 2009, reflecting the positive impact of increased sales, a 51% gross margin and operating expenses that were down slightly year-over-year.

•	Fourth quarter earnings increased 18% to $2.6 million or $0.27 per diluted share, from $2.2 million or $0.23 per diluted share in the fourth quarter of 2009.

•	For full-year 2010, revenues rose 7% to $88.7 million reversing the sales declines that Rimage posted in the prior two years.

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Net income of $7.7 million or $0.80 per diluted share was down from $8.5 million or $0.89 per diluted share in 2009, due primarily to increased operating expenses related to our recovery and transformation strategy as well as lower interest income on our cash and marketable securities.

•	Our success in 2010 was driven by aggressively pursuing a multi-faceted strategy aimed at transforming this company into a higher-performing business.

•	Stabilizing and maximizing Rimage’s core disc publishing business was our first priority of business in 2010.

•	We did this by strengthening our hardware and aftermarket sales models, refreshing and streamlining our equipment offerings and introducing solutions-based selling.

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As a result of our product refresh initiative, Rimage was awarded a major supply agreement in May for disc publishing hardware for integration into the digital photography solution of a major national retailer.

•	Initially announced at $11.0 million, this agreement was subsequently revised to $9.9 million.

•	We shipped $9.0 million under the agreement in 2010, with the balance scheduled to ship in this year’s first quarter.

•	Winning this significant retail business has extended the life cycle of one of our key market segments.

•	Generating additional demand and new revenue streams by developing total solutions is the second aspect of our transformational strategy.

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Toward this end, we shipped $2.8 million of our new video surveillance solutions to federal agencies in the third quarter, and we are encouraged by the initial market reception accorded this new product.

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Then, in early February 2011, we made a strategic minority investment of $2.3 million in BriefCam, Ltd., an award-winning Israeli company, whose video synopsis software will provide analytical capabilities for our video surveillance solution and product differentiation in the marketplace.

•	We also accelerated sales of Rimage’s traditional disc publishing systems into new geographic markets, including China, Latin America and India.

•	Since developing economies have not deployed optical technology on a widespread basis, these markets offer Rimage a solid opportunity going forward.

•	As part of this initiative, we launched a joint venture in China—Rimage Information Technology—that will deploy a complete digital publishing solution for medical imaging in Chinese hospitals.

•	Our solution, which is market-ready, will enable the transition from analog film to optical technology, which gives this venture strong revenue potential over time.

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During the year, we entered a joint venture agreement with a Taiwanese software company…secured our business license approval from the Chinese government…established an office in Shanghai…hired a general manager, who is now recruiting a sales team…and defined our sales channel.

•	In all, 7% of our 2010 equipment revenues were derived from these new sources that did not exist in 2009.

•	We believe our new revenue sources, as a percentage of total revenue, will increase substantially in 2011, reflecting the anticipated growth of both equipment and related aftermarket sales.

•	The third facet of our transformational strategy involves extending our technology platform in view of a rapidly changing IT landscape and evolving customer needs.

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Rimage’s disc publishing business is forecasted to remain a profitable cash generator for many years, since our optical technology is embedded in thousands of workflows that generate a steady stream of recurring revenues.

•	However, the disc publishing market is mature and technology substitution is occurring.

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For this reason, developing a new growth engine is our foremost challenge, and toward this end, we are focused on developing a virtual publishing solution, consistent with ongoing technology trends and our customers’ changing requirements.

•	Content, particularly rich-media materials like video, and its online delivery to an expanding range of devices, are growing exponentially.

•	Based on forecasted internet traffic, we estimate that the equivalent of 12 billion DVDs will cross the internet each month by 2014.

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To operate efficiently in an increasingly virtual environment, many customers have told us they want Rimage to extend its technology platform to encompass an enterprise-grade virtual publishing solution.

•	And the solution they want must satisfy a range of key needs that are largely unmet by current virtual publishing offerings.

•	Email and website downloads are dependent upon available bandwidth, making it difficult to handle such large, rich-media files as video, which is becoming an increasingly prominent information format.

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Content providers are challenged to efficiently send rich-media content to PCs, laptops, tablets and smart phones based on such diverse platforms as Windows, Mac, iPhone, iPad, Android, Blackberry and Windows Mobile.

•	Given the exponential growth of mobile communications, the ability to deliver content to mobile devices is particularly critical.

•	Content, from provider to subscriber, is not always protected by failsafe security.

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Current virtual offerings do not permit all phases of publishing to be automated and available in a turnkey, end-to-end, integrated solution or work synergistically with existing disc publishing workflows.

•	This unmet need reinforces Rimage’s opportunity among its more than 20,000 optical installations worldwide.

•	Through organic efforts, we are now developing a virtual publishing solution aimed at meeting these customer-driven requirements.

•	In the proof of concept stage, our development effort is focused on video staging, cloud transport, mobile delivery and security technologies.

•	We expect to start beta testing during the first half of this year, with the goal of launching a first-generation virtual publishing solution by late 2011.

•	At the same time, we have engaged an investment banker to help us evaluate acquisition opportunities for augmenting our technology development and go-to-market plans.

•	Turning now to the financial guidance contained in this morning’s release, our recovery and transformation strategy is gaining traction, making us optimistic about Rimage’s long-term future.

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However, our near-term operating results will be adversely affected by the absence of a retail order similarly sized to the one received in 2010, as well as by significant investments in the virtual publishing initiative.

•	For the first quarter of 2011 ending March 31, we are forecasting earnings of $0.11 to $0.15 per diluted share on sales of $19.0 to $21.0 million.

•	This guidance compares to sales of $18.4 million and earnings of $0.13 that we reported in last year’s first quarter.

•	For the full year, earnings of $0.55 to $0.65 per diluted share are forecasted on sales of $80.0 to $85.0 million.

•	In addition, operating cash flows are expected to remain robust throughout 2011.

•	It bears repeating that our recovery and transformation initiative represents an extensive, multi-year process, and given the scope of the changes taking place, our progress will be uneven.

•	Within this context, we are off to a very promising start and we are confident about Rimage’s prospects.

•	Our success will be driven by the outstanding work of our many excellent employees around the world…by our VAR partners…and by our valued suppliers.

•	I want to thank every member of our team for their dedication and commitment to our common objectives.

•	Thank-you. Now, Jim will review some highlights from our fourth quarter operating results.

Jim Stewart Q4 Conference Call Remarks

•	Thanks, Sherman.

•	I will start off by providing some additional color to our fourth quarter revenues.

•	Sales of digital publishing equipment rose 31% from the fourth quarter of 2009, and accounted for 50% of our total sales, compared to 42% in the year-earlier period.

•	This increase was driven by the sale of $3.7 million of our traditional disc publishing systems to the retail market under the supply agreement that Sherman mentioned earlier - in the fourth quarter.

•	We sold $9.0 million of equipment under this agreement for the full year.

•	Equipment sales generated by new sources that did not exist in 2009 totaled $300,000 in the fourth quarter and $2.9 million for the full year.

•	These new sources of revenue include our video surveillance and evidence disc solutions, the China joint venture and sales in new overseas geographies, primarily China and Latin America.

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All in all, our strategy for maximizing the global opportunities for our traditional optical business is working as planned, and we believe both equipment and related aftermarket revenues from new sources should increase further in 2011.

•	Recurring revenues, including sales of printer ribbons and cartridges, parts, CD/DVD media and maintenance contracts, were down 7% from last year’s fourth quarter.

•	This revenue category accounted for 50% of our total sales in the fourth quarter of 2010, compared to 58% in the year-earlier period.

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Our consumables business is continuing to be affected by reduced utilization of our worldwide installed base of disc publishing systems, reflecting the impact of the sluggish economy and, to a lesser extent, technology substitutions.

•	However, the margin contribution from our consumables sales actually increased in the quarter and full year due to the cost saving actions that we implemented in our supply chain earlier in 2010.

•	It bears repeating that our consumables business has a relatively long tail.

•	By this, I mean that a stream of consumables is associated with virtually every disc publishing installation.

•	Moreover, high switching costs make it difficult for our customers to rapidly make a product substitution or technology change.

•	For these reasons, we expect our consumables business to remain a significant part of our business for some time to come.

•	Fourth quarter international sales declined 15% from the fourth quarter of 2009.

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The decline from last year is largely due to continued softness in our European operation as well as foreign currency adjustments, which reduced our international sales by 6%, accounting for 40% of our international sales decline.

•	These fourth quarter foreign currency effects reduced our total worldwide sales by 2% in comparison to last year’s fourth quarter.

•	International sales accounted for 34% of our total fourth quarter revenue, down from 44% in the fourth quarter of 2009.

•	Moving down the income statement, Rimage’s gross margin of 51% was unchanged from the level recorded in last year’s fourth quarter.

•	Our gross margin in this year’s fourth quarter benefited from the higher proportion of hardware in our sales mix.

•	The gross margin also benefited from the cost reduction actions we have taken in our consumables business.

•	In addition, the sales model change instituted earlier this year has also benefited our gross margin.

•	We believe our gross margin in the first quarter of 2011 will be in the vicinity of 49% to 50%.

•	As a preface to my remarks about operating expenses, we implemented an 8%, companywide workforce reduction in October that we discussed in our third quarter earnings call.

•	We incurred a portion of the expenses related to this move in the third quarter as well as additional expenses in the fourth quarter in the areas of R&D and SG&A.

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Turning now to operating expenses, R&D expense of $1.9 million was down from $2.2 million in last year’s fourth quarter, due largely to the completion of R&D in the fourth quarter of 2009 on our 5400 disc publishing system that was introduced last spring.

•	This decrease was partially offset by additional spending on our virtual publishing platform, continued work on our new solutions and the previously mentioned restructuring expense.

•	R&D expense is projected to decline by approximately 10% in the first quarter of 2011 from the fourth quarter level, since we anticipate no additional restructuring costs.

•	Selling, general and administrative expense totaled $6.7 million, up from $6.4 million in the fourth quarter of 2009.

•	This increase resulted from investment in our sales and marketing functions related to our emphasis on solution sales and additional hiring in our international operations.

•	This increase was partially offset by lower restructuring costs in comparison to last year’s fourth quarter, when we incurred the separation expense related to our former CEO.

•	We believe SG&A in this year’s first quarter will increase approximately 5% from the fourth quarter level.

•	Rimage’s fourth quarter operating margin of 16% was up from 13% in the year-earlier period, due primarily to our increased revenues in the current quarter.

•	Our effective tax rate was 37% in the fourth quarter, and we anticipate a full-year tax rate in the vicinity of 37% in 2011.

•	Cash and investments totaled $117 million at the end of the fourth quarter, up from $113 million at the end of the third quarter and $110 million at the beginning of the year.

•	The increase in our cash reserves was attained despite using cash to repurchase 117,000 shares in the fourth quarter under our existing buyback authorization.

•	Approximately 305,000 shares remain available for repurchase under this authorization.

•	Working capital totaled $120 million at the end of the fourth quarter, up from $112 million at September 30 and $103 million at the beginning of 2010.

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Finally, Rimage’s balance sheet remains debt free, while stockholders’ equity increased to $129 million at year-end, up from $127 million at the end of the third quarter and $120 million at the beginning of this year.

•	That wraps up our formal remarks and now the conference call operator will poll you for any questions.